EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 9, 2007, is entered into between EMCORE Corporation, a New Jersey corporation (the “Company”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 16, 2005 (as amended or supplemented from time to time, the “Indenture”), providing for the issuance of an aggregate principal amount specified in the Authentication Order of 5% Convertible Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, as of the date of this Supplemental Indenture, $16,580,460 principal amount of the Notes is outstanding;

WHEREAS, the Company and the Holders of a majority in principal amount of the outstanding Notes desire to amend and supplement the Indenture upon the terms set forth in this Supplemental Indenture;

WHEREAS, pursuant to Section 11.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture with the consent of the Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, the Board of Directors of the Company has duly authorized the execution and delivery by the Company of this Supplemental Indenture;

WHEREAS, the Holders or beneficial owners of more than fifty percent (50%) in aggregate principal amount of the outstanding Notes have specifically consented in writing to and approved the execution hereof; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid and binding agreement for the purposes and objects herein expressed have been duly done and performed, and the execution and delivery of this Supplemental Indenture has been, in all respects, duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.  Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.  References to 5% Convertible Senior Subordinated Notes Due 2011. All references in the Indenture to “5% Convertible Senior Subordinated Notes Due 2011” shall be amended to instead refer to “5.50% Convertible Senior Subordinated Notes Due 2011.”

3.  Amendment to Conversion Price. Pursuant to Section 4.14 of the Indenture, the Indenture and the Notes, including but not limited to Section 9 of the Notes, are hereby amended in all respects necessary so that the Holder of a Note, from and after the expiration of the notice period set forth in Section 4.14 of the Indenture, on the terms and subject to the conditions set forth in the Indenture, shall have the right, at such Holder’s option, to convert each $1,000 principal amount of the Notes into fully paid and nonassessable shares of Common Stock at a Conversion Price equal to $7.01, as such Conversion Price may be further adjusted pursuant to the terms of the Indenture. The Company will deliver the notice required by Section 4.14 of the Indenture promptly but in no event later than three Business Day from April 9, 2007.

4.  Amendment to Section 1.01. Section 1.01 of the Indenture is hereby amended by adding the following definitions in the applicable alphabetical locations:

““Asserted Reports Default” means any and all Defaults or Events of Defaults relating to any failure of the Company to observe or perform any covenant or agreement contained in the Notes or the Indenture as a result of the Company’s failure to file with the SEC, or with the Trustee, its annual report on Form 10-K for the fiscal year ended September 30, 2006, its quarterly report on Form 10-Q for the quarter ended December 31, 2006 and/or any other reports that the Company fails to file in a timely manner for reasons in whole or in part directly or indirectly attributable to or arising out of the Company’s review of its historical stock option grants as initially reported in a Current Report on Form 8-K filed with the SEC on November 6, 2006.”

“Conversion Rate” on any date of determination means $1,000 divided by the Conversion Price as of such date.

“Non-Stock Change of Control” means a Change of Control pursuant to which 15% or more of the consideration for Common Stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange. Solely for purposes of this definition of “Non-Stock Change of Control,” notwithstanding the last paragraph of Section 6.08(a) hereof, the determination of whether a Change of Control has occurred shall exclude any provisions contained herein that provide as the basis for such determination the relationship of the Closing Sale Price of the Common Stock over any period to the Conversion Price.”

5.  Amendment to Section 1.02. Section 1.02 of the Indenture is hereby amended by adding the following definitions in the applicable alphabetical locations:

““Additional Shares”           - 4.01(c)
“Effective Date”       - 4.01(c)
“Reporting Obligations”     - 8.01(d)
      “Stock Price”           - 4.01(c)”

6.  Amendment to Section 3.07(a). Section 3.07(a) of the Indenture is hereby amended in its entirety to read as follows:

“(a) The Notes may be redeemed at the election of the Company, as a whole or in part from time to time, at any time (a “Provisional Redemption”), upon at least 20 and not more than 60 days’ notice by mail to the Holders of the Notes (a “Provisional Redemption Notice”) at a redemption price equal to $1,000 per $1,000 principal amount of the Notes redeemed plus accrued and unpaid interest, if any (such amount, together with the Early Call Premium described below, the “Provisional Redemption Price”), to but excluding the date of redemption (the “Provisional Redemption Date”) if the Closing Sale Price of the Common Stock has exceeded 172.5% of the Conversion Price for at least 20 Trading Days within a period of any 30 consecutive Trading Days ending on the Trading Day prior to the date of mailing of the notice of Provisional Redemption (the “Provisional Redemption Notice Date”).”

7.  Amendment to Section 4.01. Section 4.01 of the Indenture is hereby amended in its entirety to read as follows:

“Section 4.01. Conversion Privilege; Conversion Price

(a)  Right to Convert. A Holder of a Note may convert it into fully paid and nonassessable shares of Common Stock at any time prior to maturity at the Conversion Price then in effect, except that, with respect to any Note called for redemption or submitted or presented for purchase pursuant to Section 6.08, such conversion right shall terminate at the close of business on the Business Day immediately preceding the Redemption Date or Change of Control Payment Date, as the case may be (unless the Company shall default in making the redemption payment or Change of Control Payment when it becomes due, in which case the conversion right shall terminate on the date such default is cured and such Note is redeemed or purchased, as the case may be). The number of shares of Common Stock issuable upon conversion of a Note is determined by dividing the principal amount of such Note by the conversion price in effect on the Conversion Date (the “Conversion Price”).

A Holder may convert a portion of a Note equal to any integral multiple of $1,000. Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of it.

A Note in respect of which a Holder has delivered a Change of Control Payment Notice pursuant to Section 6.08 exercising the option of such Holder to require the Company to purchase such Note may be converted only if such Change of Control Payment Notice is withdrawn by a written notice of withdrawal delivered to a Paying Agent prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date in accordance with Section 6.08.

A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes to Common Stock, and only to the extent such Notes are deemed to have been converted into Common Stock pursuant to this Article 4.

(b) Conversion Price. The Conversion Price is stated in Section 9 of the Notes and is subject to adjustment as provided in this Article 4.

(c)  If and only to the extent a Holder elects to convert Notes at any time following the date on which a Non-Stock Change of Control becomes effective (the “Effective Date”) but before 5:00 p.m., New York City time, on the Business Day immediately preceding the related Change of Control Payment Date, the Company shall increase the Conversion Rate (and decrease the Conversion Price correspondingly) applicable to such converted Notes by a number of additional shares of Common Stock (the “Additional Shares”) as set forth below provided that the Effective Date is prior to May 15, 2011. The number of Additional Shares shall be determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid per share for the Common Stock in the Non-Stock Change of Control. If holders of Common Stock receive only cash in the Non-Stock Change of Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the volume-weighted average of the Closing Sale Prices of the Common Stock on the five Trading Days prior to but not including the Effective Date of such Non-Stock Change of Control.

The numbers of Additional Shares set forth in the table below shall be adjusted as of any date on which the Conversion Rate is adjusted in the same manner in which the Conversion Rate is adjusted. The Stock Prices set forth in the table below shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Stock Price applicable immediately prior to such adjustment multiplied by a fraction, of which

(1) the numerator shall be the Conversion Rate immediately prior to the adjustment and

(2) the denominator shall be the Conversion Rate as so adjusted.

The following table sets forth the Stock Price and number of Additional Shares by which the Conversion Rate shall be increased:

Stock Price
Effective Date	$4.93	$5.42	$5.92	$6.41	$6.90	$7.01	$7.40	$7.89	$8.38	$8.87	$9.37	$9.86	$12.33	$14.79	$17.26	$19.72
3/22/07	60.196	58.201	50.417	43.726	38.636	37.589	34.148	29.865	26.878	23.682	21.962	19.587	11.802	5.618	2.696	1.583
3/22/08	60.196	55.714	47.402	40.771	35.408	34.365	31.003	27.338	24.254	21.622	19.357	17.391	10.348	5.720	2.052	0.578
3/22/09	60.196	51.770	42.920	35.998	30.515	29.465	26.120	22.552	19.629	17.192	15.158	13.409	7.549	3.928	1.136	0.518
3/22/10	60.196	46.588	36.668	29.129	23.378	22.307	18.975	15.587	12.968	10.931	9.335	8.075	4.543	2.697	1.177	0.578
3/22/11	60.196	42.168	27.853	17.071	9.553	8.290	4.779	2.039	0.625	0.000	0.000	0.000	0.000	0.193	0.370	0.502

If the Stock Price and Effective Date are not set forth on the table above and the Stock Price is:

(1) between two Stock Prices on the table or the Effective Date is between two days on the table, the number of Additional Shares shall be determined by straight-line interpolation between the number of Additional Shares of Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 360-day year;

(2) in excess of $19.72 per share (subject to adjustment in the same manner as and as of any date on which the Stock Prices are adjusted in the table above), no Additional Shares of Common Stock shall be issued upon conversion; or

(3) less than $4.93 per share (subject to adjustment in the same manner as and as of any date on which the Stock Prices are adjusted in the table above), no Additional Shares of Common Stock shall be issued upon conversion.

Notwithstanding the foregoing, in no event will the Conversion Rate as adjusted pursuant to this Section 4.01(c) exceed 202.849 per $1,000 principal amount of the Notes, subject to adjustments in the same manner as and as of any date on which the numbers of Additional Shares set forth in the above table are adjusted as set forth in the second paragraph of this Section 4.01(c). Any notice required to be delivered by Section 4.11 hereof with respect to an adjustment in the Conversion Price shall also include information with respect to the corresponding changes in the Conversion Rate and Stock Prices set forth in the table above and elsewhere in this Section 4.01(c).”

8.  Amendment to Section 4.06(e). Section 4.06(e) of the Indenture is hereby amended in its entirety to read as follows:

“(e) In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Common Stock cash (including any quarterly cash dividend, but excluding (x) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (y) any dividend or distribution in connection with the reclassification, consolidation, merger, binding share exchange or sale to which Section 4.12 hereof applies), then the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the Business Day preceding the day on which such Triggering Distribution is declared (the “Determination Date”) by a fraction,

(1) the numerator of which shall be the current market price per share of the Common Stock (as determined in accordance with subsection (g) of this Section 4.06) on the Determination Date, less the amount of the cash distribution applicable to one share of Common Stock; and

(2) the denominator of which shall be such current market price per share of the Common Stock (as determined in accordance with subsection (g) of this Section 4.06) on the Determination Date,

such reduction to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.”

9.  Amendment to Section 4.11. Section 4.11 of the Indenture is hereby amended by adding the following sentence immediately before the last sentence of Section 4.11:

“Any notice required to be delivered as a result of a transaction referred to in clause (1) of this Section 4.11 shall also include information with respect to the corresponding changes in the Conversion Rate and the Stock Prices set forth in the table and elsewhere in Section 4.01(c) hereof.”

10.  Amendment to Section 8.01. Section 8.01 of the Indenture is hereby amended by:

(i) by deleting clause (d) thereof and replacing it in its entirety as follows:

“(d) the Company fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Notes for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class (or 270 days after such notice with respect to any failure to comply with any covenant, representation, warranty or other agreement under Section 6.03, including, but not limited to, the requirements of Section 314(a) of the TIA, but other than the failure as to which specific provision is made in the next succeeding paragraph of this Section 8.01(d) (collectively, the “Reporting Obligations”);” and

(ii) adding the following paragraph at the end thereof:

“Any notice of default delivered to the Company or the Trustee pursuant to Section 8.01(d) of this Indenture that relates in any way to an Asserted Reports Default shall have no further force or effect through February 29, 2008 with respect to the exercise of any remedy under this Indenture by the Trustee or any Holder or Holders with respect to such purported Default or Event of Default and shall be deemed to be withdrawn, rescinded and of no further force or effect through February 29, 2008. If the Company has not cured the Asserted Reports Default before January 1, 2008, then the Company shall be obligated to make an additional payment at the rate of 0.25% per annum of the principal amount of the Notes then outstanding, payable on the interest payment dates, commencing on January 1, 2008 and ending on the date on which the Company cures the Asserted Reports Default. If the Company has not cured the Asserted Reports Default before March 1, 2008, then the same shall constitute an Event of Default and the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately in accordance with Section 8.02 hereof. ”

11.  Amendment to Article 8 of the Indenture. The following is hereby added as Section 8.12 of the Indenture:

“Section 8.12. Undertaking for Additional Payment for Failure To File Reports. Subject to the last paragraph of Section 8.01 and notwithstanding any provision to the contrary herein, if the Company receives notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class of the failure by the Company to comply with the Reporting Obligations, then the sole remedy for such failure to comply shall consist exclusively of the right to receive an additional payment in an amount equal 0.25% per annum of the principal amount of the Notes then outstanding, payable on the interest payment dates, commencing on the later of the 60th day after such failure to comply with the Reporting Obligations or the date on which the Company receives such notice and ending upon the earlier of the occurrence of an Event of Default with respect to the Reporting Obligations as set forth in Section 8.01(d) or the compliance with, or waiver of, the Reporting Obligations. Upon the occurrence of an Event of Default with respect to the Reporting Obligations as set forth in Section 8.01(d), the Notes will be subject to acceleration in accordance with Section 8.02 hereof. The foregoing shall not affect the rights of Holders in the event of the occurrence of any other Event of Default.”

12.  Amendment to Exhibit A and the Notes. Paragraph 1 of Exhibit A to the Indenture and each of the outstanding Notes is hereby amended by replacing the phrase “5%” that appears in the first sentence thereof with the phrase “5.50%.”

13.  Conditions to Effectiveness. This Supplemental Indenture shall be effective upon execution and delivery of this Supplemental Indenture by the Company and the Trustee.

14.  Miscellaneous.

14.1  Effect; Ratification.

(a) Upon and after the effectiveness of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture, and each reference in the Notes issued prior to the date hereof to “the Indenture,” “thereunder,” “thereof” or words of like import referring to the Indenture, shall mean and be a reference to the Indenture as amended hereby.

(b) Upon and after the effectiveness of this Supplemental Indenture, each reference in the Indenture to the Notes, and each reference in the Notes issued prior to the date hereof referring to the Notes, shall mean and be a reference to the Notes as amended hereby.

(c) Except as specifically amended above, the Indenture and the Notes issued prior to the date hereof are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(d) The execution, delivery and effectiveness of this Supplemental Indenture shall not, except as expressly provided herein, (i) operate as a waiver of any right, power or remedy of the Company, any Holder or the Trustee under the Indenture or any of the Notes, or (ii) constitute a waiver or amendment of any provision of the Indenture or any of the Notes.

14.2  Costs and Expenses. The Company agrees to reimburse the Trustee for all reasonable and documented out-of-pocket fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Supplemental Indenture (it being understood and agreed that the documentation of counsel’s fees and expenses may omit information that such counsel reasonably deems privileged).

14.3  Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.4  Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

14.5  Headings. The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

14.6  Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.7  The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EMCORE CORPORATION

By: /s/ Reuben Richards Jr.
Name: Rebuen Richards Jr.
Title: CEO

DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee

By: /s/ Stanley Burg
Name: Stanley Burg
Title: Vice President

By: /s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President